UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 4, 2008

Marani Brands, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-123176	20-2008579
(State or other jurisdiction of incorporation)	(CommissionFile Number)	(I.R.S. Employer Identification No.)

13152 Raymer Street, Suite 1A
North Hollywood, CA 91605
(Address of principal executive offices) (zip code)

(949) 635-1240
(Registrant's telephone number, including area code)

Fit for Business International, Inc.
9900 Research Drive
Irvine, California 92618
(Former name or former address, if changed since last report.)

                         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

                 On April 4, 2008, we entered into an Agreement and Plan of Merger (the "Agreement") by and among FFBI Merger Sub Corp., a California corporation and our wholly-owned subsidiary (the "Merger Sub"), and Margrit Enterprises International, Inc., a California corporation ("MEI"), a copy of which is attached hereto as Exhibit 10.1, pursuant to which Merger Sub will merge with and into MEI, with MEI being the surviving corporation (the "Merger"). At the Closing of the Merger, as defined in the Agreement, the shareholders representing 100% of MEI's issued and outstanding shares of common stock will have the right to exchange their shares of MEI common stock for 100,000,000 shares of our common stock on the basis of 10 shares of our common stock for each share of MEI common stock.

                 Under the Agreement, as additional consideration for the Agreement and the Merger we will issue, at Closing, the following: (i) 42,594,616 shares of our common stock to Purrell Partners, LLC, or its assigns (the "Purrell Group") and (ii) a Warrant to purchase 10,000,000 shares of our common stock at an exercise price of $0.10 per share to the Purrell Group.

                 Immediately following the Closing, we are required to issue an aggregate of 15,120,000 shares of our common stock, along with warrants to purchase an additional 15,120,000 shares of our common stock at $0.35 per share, to four (4) institutional investors in exchange for cash of $3,780,000.

                 Following the Closing and the post-Closing stock issuance to the four (4) investors, the MEI shareholders will own 100,000,000 shares of our common stock, or approximately 63.2% of our then issued and outstanding 158,117,747 shares of common stock. The Closing of the Merger took place on April 7, 2008. We will file an additional Current Report on Form 8-K regarding the Closing and our new operations.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Agreement and Plan of Merger dated April 4, 2008

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2008

/s/	Margrit Eyraud
By:	Margrit Eyraud
Its:	President and Chief Executive Officer